Exhibit 3.5

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CONTOUR ENERGY CO.

CONTOUR ENERGY CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of incorporation of said corporation:

RESOLVED, that the Certificate of incorporation of CONTOUR ENERGY CO. be amended by changing the Article 1 thereof so that, as amended, said Article shall be and read as follows:

Article 1. The name of the corporation shall be “SAMSON CONTOUR ENERGY CO.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CONTOUR ENERGY CO. has caused this certificate to be signed by Annabel M. Jones, its Secretary, this 19th day of August, 2003.

CONTOUR ENERGY CO.

By:	/s/ Annabel M. Jones
Annabel M. Jones, Secretary

CERTIFICATE OF MERGER

SAC I COMPANY

(a Delaware corporation)

WITH AND INTO

CONTOUR ENERGY CO.

(a Delaware corporation)

Pursuant to the provisions of Sections 251 and 103 of the Delaware General Corporation Law (the “DGCL”), SAC I COMPANY, a Delaware corporation, and CONTOUR ENERGY CO, a Delaware corporation, hereby certify as of August 19, 2003 as follows:

1.	The names of the corporations that are parties to the merger contemplated by this Certificate of Merger (the “Merger) are CONTOUR ENERGY CO., a Delaware corporation (the “Company”), and SAC I COMPANY (“MergerSub”), a Delaware corporation.

2.	A Merger Agreement by and among the Company, the Merger Sub and Samson Investment Company (“Samson”), dated as of July 18, 2003, as amended by that certain Amendment to Agreement and Plan of Merger by and among the Company, the Merger Sub and Samson, dated August 19, 2003, (as amended, the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Company and Merger Sub in accordance with Section 251 of the DGCL.

3.	The Company is the surviving corporation in the Merger.

4.	The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the surviving corporation until further amended as provided therein and under Delaware law.

5.	The executed Merger Agreement is on file at the principal place of business of the Company, which is located at Two West Second Street, Tulsa, Oklahoma 74103.

6.	A copy of the Merger Agreement will be provided by the Company, on request and without cost, to any stockholder of the Company or Merger Sub.

7.	The effective date and time of the Merger shall be the date and time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the DGCL

[Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Certificate of Merger to be executed as of the date first above written.

SAC I COMPANY, a Delaware Corporation

By:	/s/ Jack A. Canon
Name: Jack A. Canon
Title: Senior Vice President

CONTOUR ENERGY CO., a Delaware corporation

By:	/s/ Kenneth R. Sanders
Name: Kenneth R. Sanders
Title: President and Chief Executive Officer

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